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                                                                     EXHIBIT 5.2

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX 75242
                                          Employer Identification Number:
Date:  OCT 31, 1995                             74-1473942
                                          File Folder Number:
                                                760001169
TUBOSCOPE VETCO INTERNATIONAL INC.        Person to Contract:
28345 HOLMES ROAD                               JILL RUTHERFORD
HOUSTON, TX 77051                         Contact Telephone Number:
                                                (214) 767-6023
                                          Plan Name:
                                             TUBOSCOPE VETCO INTERNATIONAL, INC.
                                             401(K) THRIFT SAVINGS PLAN
                                          Plan Number:  001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     Your plan does not consider total compensation for purposes of figuring benefits. In operation, the provision may discriminate in favor of employees who are highly compensated. If this occurs, your plan will not remain qualified.

     This determination letter is applicable for the amendment(s) adopted on November 18, 1994.

     This plan has been manditorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrmination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.
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TUBOSCOPE VETCO INTERNATIONAL, INC.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,


                                /s/ Bobby E. Scott
                                Bobby E. Scott
                                District Director
Enclosures:
Publication 794